                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                           MAKER COMMUNICATIONS INC.**
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    560875106
                             ----------------------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / / Rule 13d-1(b)
             / / Rule 13d-1(c)
             /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** Maker Communications merged with Conexant Systems, Inc. effective as of
         , 2000.

CUSIP No. 560875106                    13G                          Page 2 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       DEER IV & CO. LLC ("Deer IV")*
       11-3298116
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/

                                                                (b) / /

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- shs.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- shs.*
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
--------------------------------------------------------------------------------
*The shares reported on this page are the total of those reported on pages 3 and 4, because Deer IV is the General Partner of BVP IV and Bessec IV.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                          Page 3 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Bessemer Venture Partners IV L.P. ("BVP IV")*
       11-3298115
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) /X/

                                                                (b) / /

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- shs.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- shs.*
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                          Page 4 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       BESSEC VENTURES IV L.P. ("Bessec IV")*
       11-3408591
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/

                                                                (b) / /

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- shs.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- *
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                          Page 5 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ROBERT H. BUESCHER
       ###-##-####
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /

                                                                (b) /X/

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- SHS.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- shs.
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                          Page 6 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       WILLIAM T. BURGIN
       ###-##-####
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /

                                                                (b) /X/

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- shs.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- shs.
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                          Page 7 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       G. FELDA HARDYMON
       ###-##-####
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /

                                                                (b) /X/

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- shs.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- shs.
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                          Page 8 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CHRISTOPHER F.O. GABRIELI
       ###-##-####
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /

                                                                (b) /X/

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- shs.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- shs.
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                          Page 9 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       DAVID J. COWAN
       ###-##-####
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /

                                                                (b) /X/

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- shs.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- shs.
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                         Page 10 of 14


--------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ROBI L. SONI
       ###-##-####
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /

                                                                (b) /X/

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             -0- shs.
        Number of       --------------------------------------------------------
         Shares         6    SHARED VOTING POWER
       Beneficially          -0- shs.
        Owned By        --------------------------------------------------------
          Each          7    SOLE DISPOSITIVE POWER
       Reporting             -0- shs.
         Person         --------------------------------------------------------
          With          8   SHARED DISPOSITIVE POWER
                            -0- shs.
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0- shs.
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       -0-%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 560875106                    13G                         Page 11 of 14


ITEM 1.

(a)      Name of Issuer:

                   Maker Communications, Inc.

(b)      Address of Issuer's Principal Executive Offices:

                   73 Mount Wayte Avenue
                   Farmingham, Massachusetts 01702


ITEM 2.

         (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

              This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old County Road, Suite 407, Westbury, New York. The principal business of each of BVP IV and Bessec IV is making venture capital investments for its own account and is carried on at its principal office.

              This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan and Robi L. Soni, who are all United States citizens, and by Messrs., Buescher, Burgin, Hardymon, Gabrieli, Cowan and Soni. Deer IV & Co. LLC is the General Partner of BVP IV and Bessec IV and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV and Bessec IV and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Cowan's principal business address is the Menlo Park Address. Mr. Buescher's principal business address is the Westbury address. The other managers' principal address is the Wellesley Hills address.

(d)      Title of Class of Securities:

                   Common Stock

(e)      CUSIP Number:

                   560875106

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

CUSIP No. 560875106                    13G                         Page 12 of 14


ITEM 4.  OWNERSHIP.

         Items 5 through 9 of Pages 2 through 10 of this Statement incorporated herein by reference.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See the answer to Item 2(a), (b) and (c).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 560875106                    13G                         Page 13 of 14


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                        February 14, 2001
                                       -----------------------------------------
                                                 Date


                                       BESSEMER VENTURE PARTNERS III L.P.

                                       By: Deer IV & Co. LLC, General Partner

                                       By: /s/ Robert H. Buescher
                                          --------------------------------------
                                           Robert H. Buescher, Manager


                                       BESSEC VENTURES IV L.P.

                                       By: Deer IV & Co. LLC, General Partner

                                       By: /s/ Robert H. Buescher
                                          --------------------------------------
                                           Robert H. Buescher, Manager

                                       DEER IV & Co. LLC

                                       By: /s/ Robert H. Buescher
                                          --------------------------------------
                                           Robert H. Buescher, Manager


                                       WILLIAM T. BURGIN


                                       By:      *
                                          --------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact


                                       G. FELDA HARDYMON


                                       By:      *
                                          --------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact

CUSIP No. 560875106                    13G                         Page 14 of 14



                                       CHRISTOPHER F. O. GABRIELI


                                       By:     *
                                          --------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact


                                       DAVID J. COWAN


                                       By:     *
                                          --------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact

                                       ROBI L. SONI,


                                       By:     *
                                          --------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact


                                       /s/ Robert H. Buescher
                                       -----------------------------------------
                                       Robert H. Buescher for himself and as
                                       Attorney-in-Fact for the above parties
                                       having an asterisk (*) above their
                                       signature line.